Exhibit 99.B(d)(2)

EXPENSE LIMITATION AGREEMENT

ING Separate Portfolios Trust

This EXPENSE LIMITATION AGREEMENT (this “Agreement”), effective as of the 16th day of May, 2007, is made by and between ING Investment Management Co. (the “Investment Manager”) and ING Separate Portfolios Trust (the “Registrant”).  The Registrant is a series fund investment company, and is entering into this Agreement on behalf of, and this Agreement shall apply to, each series of the Registrant set forth on Schedule A hereto (each a “Fund,” collectively the “Funds”), as such schedule may be amended from time to time to add or delete series.

WHEREAS, the Registrant is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company; and

WHEREAS, the Registrant and the Investment Manager desire that the provisions of this Agreement do not adversely affect a Fund’s status as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), do not interfere with a Fund’s ability to compute its taxable income under Code Section 852, do not adversely affect the status of the distributions a Fund makes as deductible dividends under Code Section 562, and do comply with the requirements of Revenue Procedure 99-40 (or any successor pronouncement of the Internal Revenue Service); and

WHEREAS, the Registrant and the Investment Manager have entered into an investment management agreement (the “Management Agreement”), pursuant to which the Investment Manager provides investment advisory services to each Fund; and

WHEREAS, the Registrant and the Investment Manager have determined that it is appropriate and in the best interests of the Funds and their shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund might otherwise be subject;

NOW, THEREFORE, the parties hereto agree as follows:

1.             Expense Limitation.  All ordinary operating expenses, including but not limited to fees payable for:

(i)                         services by the Registrant’s Investment Manager, administrator, independent public accountants to perform all audits, transfer agent(s), custodian, registrar and dividend disbursing agent(s),

(ii)                      the procurement of ordinary legal services, including services that arise in the ordinary course of business for a Delaware statutory trust registered as an open-end management investment company,

(iii)                   services of obtaining quotations for calculating the value of each Fund’s net assets,

(iv)                  services incident to meetings of the Registrant’s shareholders, the preparation and mailing of prospectuses and reports of the Registrant to its shareholders, the filing of reports with regulatory bodies, the maintenance of the Trust’s existence and qualification to do business, and the registration of shares with federal and state securities authorities,

(v)                     the Registrant’s pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act,

(vi)                  leverage expenses, for the purposes of this Agreement, leverage expenses shall mean fees, costs and expenses incurred by a Fund’s use of leverage (including, without limitation, expenses incurred by a Fund in creating, establishing and maintaining leverage through borrowings or the issuance of preferred shares),

(vii)               association membership dues, and

(viii)            services to organize the Trust and offer shares of the Funds but excluding interest, taxes, portfolio transaction or other investment-related costs, , extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of such Fund’s business, and expenses of any counsel or other persons or services retained by such Fund’s trustees who are not “interested persons,” as that term is defined in the 1940 Act, of the Investment Manager, incurred by a Fund in any fiscal year shall be absorbed and reimbursed by the Investment Manager.

2.             Term and Termination.  This Agreement shall have an initial term with respect to each Fund ending on the date indicated on Schedule A, as such schedule may be amended from time to time.  Thereafter, this Agreement shall automatically renew for one-year terms with respect to a Fund unless the Investment Manager provides written notice of the termination of this Agreement to a lead Independent Trustee of the Registrant within 90 days of the end of the then current term for that Fund.  In addition, this Agreement shall terminate with respect to a Fund upon termination of the Management Agreement with respect to such Fund, or it may be terminated by the Registrant, without payment of any penalty, upon written notice to the Investment Manager at its principal place of business within 90 days of the end of the then current term for a Fund.

3.             Miscellaneous.

3.1           Captions.  The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2           Interpretation.  Nothing herein shall be deemed to require the Registrant or a Fund to take any action contrary to the Registrant’s declaration of trust or by-laws, or similar governing document, an applicable prospectus or statement of additional information, or any applicable statutory or regulatory requirement, or to relieve or deprive the Registrant’s board of directors/trustees of its responsibility for and control of the conduct of the affairs of the Registrant or the Funds.

3.3           Definitions.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

3.4           Amendments.  This Agreement, including Schedule A hereto, may be amended only by a written agreement signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

ING SEPARATE PORTFOLIOS TRUST		ING INVESTMENT MANAGEMENT CO.

By:	/s/ Kimberly A. Anderson	By:	/s/ Christopher Kurtz
	Kimberly A. Anderson	Name:	Christopher Kurtz
	Senior Vice President	Title:	VP, Finance

SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

ING SEPARATE PORTFOLIOS TRUST

Name of Fund*	Maximum Operating Expense Limit (as a percentage of average net assets)

ING SPorts Core Fixed Income Fund Initial Term Expires August 1, 2008	0.00%

ING SPorts Core Plus Fixed Income Fund Initial Term Expires August 1, 2008	0.00%

H.E.
HE

Effective Date: May 16, 2007

*                 This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.